EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Corporation Reports First Quarter 2025 Results
HOUSTON--(BUSINESS WIRE)--Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced first quarter 2025 results.

SUMMARY FINANCIAL HIGHLIGHTS (in millions of dollars, except per share data and percentages)

	Three Months Ended March 31, 2025	Three Months Ended December 31, 2024	Three Months Ended March 31, 2024

Westlake Corporation
Net sales	$2,846	$2,843	$2,975
Income (loss) from operations	$(32)	$66	$223
Net income (loss) attributable to Westlake Corporation	$(40)	$7	$174
Diluted earnings (loss) per common share	$(0.31)	$0.06	$1.34
EBITDA	$288	$416	$546
EBITDA margin	10%	15%	18%

Housing and Infrastructure Products ("HIP") Segment
Net sales	$996	$981	$1,044
Income from operations	$148	$129	$210
EBITDA	$203	$188	$264
EBITDA margin	20%	19%	25%

Performance and Essential Materials ("PEM") Segment
Net sales	$1,850	$1,862	$1,931
Income (loss) from operations	$(163)	$(41)	$22
EBITDA	$73	$220	$253
EBITDA margin	4%	12%	13%
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BUSINESS HIGHLIGHTS
In the first quarter of 2025, Westlake reported net sales of $2.8 billion, a net loss of $40 million and EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $288 million. Higher feedstock and energy costs in North America, planned turnarounds and unplanned plant outages that impacted EBITDA by approximately $80 million, and changes in sales mix drove the lower EBITDA and EBITDA margin in the first quarter of 2025 compared to each of the fourth quarter of 2024 and the first quarter of 2024.

Compared to the fourth quarter of 2024, Westlake's first quarter of 2025 sales volume increased 1%, which was offset by a 1% decline in average sales price. Housing and Infrastructure Products sales increased 2%, driven by 4% sales volume growth that more than offset a 2% decline in average sales price. Performance and Essential Materials sales decreased 1% over the same period of time due to a 1% decline in sales volume and flat average sales price.
EXECUTIVE COMMENTARY
"Our first quarter of 2025 earnings were impacted by higher North American feedstock and energy costs, partially due to winter storms early in the quarter, our planned turnaround at our Petro 1 ethylene unit, and unfavorable sales mix changes in our HIP segment. HIP's sequential sales volume growth of 4% was led by solid double-digit growth in Compounds, Siding & Trim, and Roofing, driven by the strength of our brands and leading supply positions with fast-growing customers in these markets," said Jean-Marc Gilson, President and Chief Executive Officer.

"Despite continued weak industrial and manufacturing activity, PEM segment sales volume declined only 2% year-over-year, as solid growth in chlor-alkali partially offset modest declines in most other product areas. However, significantly higher North American feedstock and energy costs drove a decline in PEM EBITDA and PEM EBITDA margin as compared to the prior-year and prior-quarter periods. While we expect PEM's EBITDA margin to recover as we eventually pass these higher input costs to customers through higher sales prices, weak global macroeconomic conditions and some flattening of the global cost curve during the first quarter led to temporary delays in our price increase initiatives," continued Mr. Gilson.

"Looking ahead to the remainder of 2025, we are pleased that the Petro 1 ethylene unit successfully completed its planned turnaround last month, and with no further major planned turnarounds we expect our operating rates to improve. While we don't currently expect recent tariff announcements to materially impact our costs or supply chains, the increased uncertainty and unpredictability of future global trade policy is causing some of our customers to pause activity as they assess the impact of tariffs on their own businesses. During such times of increased demand uncertainty, we can rely on our core strengths: our integrated business model in a diverse set of businesses; our globally-advantaged North American feedstock and energy cost position; the critical nature of our materials to our customers' products; our solid investment-grade balance sheet with $2.5 billion of cash, cash equivalents and marketable securities with no near-term debt maturities; our unbroken string of quarterly dividends for over 20 years since our IPO; and our low-cost manufacturing culture. We believe these attributes will enable Westlake to maintain its strong position as an integrated global producer of chemicals and building products despite the current period of turbulence. As 2025 progresses, we will continue to look for opportunities to deploy our balance sheet to create long-term value for shareholders by expanding our leading positions in both HIP and PEM," concluded Mr. Gilson.
RESULTS
Consolidated Results
For the three months ended March 31, 2025, the Company reported a quarterly net loss of $40 million, or ($0.31) per share, on net sales of $2.8 billion. The year-over-year decrease in net income of $214 million was primarily due to lower sales volume and average sales price along with higher input costs in our PEM segment, and lower average sales price and margins in our HIP segment.

The first quarter of 2025 net loss of $40 million was below net income of $7 million reported in the fourth quarter of 2024. The sequential decrease in net income compared to the prior quarter was primarily due to higher feedstock and energy costs and lower margins in our PEM segment, which were partially offset by seasonally higher sales volume in our HIP segment.

EBITDA of $288 million for the first quarter of 2025 decreased by $258 million compared to first quarter 2024 EBITDA of $546 million. First quarter 2025 EBITDA decreased by $128 million compared to fourth quarter 2024 EBITDA of $416 million.

A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Cash, Investments and Debt
Net cash used for operating activities was $77 million for the first quarter of 2025 and capital expenditures were $248 million. As of March 31, 2025, cash, cash equivalents and fixed income investments were $2.5 billion and total debt was $4.6 billion.
Housing and Infrastructure Products Segment
For the first quarter of 2025, Housing and Infrastructure Products income from operations of $148 million decreased by $62 million as compared to the first quarter of 2024. The year-over-year decrease was the result of lower average sales price and margins, due to an unfavorable shift in sales mix, and lower sales volume, particularly in Pipe & Fittings, partly due to winter storms early in the quarter.

Sequentially, Housing and Infrastructure Products income from operations increased by $19 million as compared to the fourth quarter of 2024. This increase in income from operations versus the prior quarter was primarily due to seasonally higher sales volume and solid demand growth in Compounds.
Performance and Essential Materials Segment
For the first quarter of 2025, Performance and Essential Materials loss from operations was $163 million as compared to income from operations of $22 million in the first quarter of 2024. This year-over-year decrease of $185 million was primarily due to higher North American feedstock and energy costs, driven in part by winter storms early in the quarter, and planned turnarounds and unplanned plant outages. The sales volume decline of 2% was driven by weaker global demand for PVC resin and polyethylene.

Sequentially, Performance and Essential Materials income from operations decreased by $122 million as compared to the fourth quarter of 2024. This decrease in income from operations versus the prior quarter was primarily driven by lower margins on roughly flat sales due to lags in our ability to pass through higher input costs.

Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding our outlook for the performance of our business segments, global macroeconomic conditions and their effects on us and our customers, trends in the global cost curve, our ability to increase sales prices and volumes for our products, industrial and manufacturing activity in our target markets, growth in our customers’ businesses and their dependence on our products, the effects of recent tariff announcements on us, our customers and global supply chains, future global trading policy and relationships, our ability to weather economic volatility, raw material costs, higher energy prices, our market position and the strength of our brands, the benefits of a diversified and integrated business model, our ability to maintain cost advantages and global demand for our products are forward-looking statements.

These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical and building products industries; the availability, cost and volatility of raw materials and energy; uncertainties associated with the United States, European and worldwide economies, including those due to political tensions and conflict in the Middle East, Russia and Ukraine and elsewhere; uncertainties associated with pandemic infectious diseases; uncertainties associated with climate change; the potential impact on demand for ethylene, polyethylene and polyvinyl chloride due to initiatives such as recycling and customers seeking alternatives to polymers; current and potential governmental regulatory actions in the United States and other countries; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; instability in the credit and financial markets; access to capital markets; terrorist acts; operating interruptions; changes in laws and regulations, including trade policies and tariffs imposed on or by foreign jurisdictions; disruptions in global trade and the effect on trading relationships between the United States and other countries; technological developments; information systems failures and cyberattacks; foreign currency exchange risks; our ability to implement our business strategies; and creditworthiness of our customers and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC in February 2025.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA and free cash flow, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission (SEC) as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles (U.S. GAAP), but believe that certain non-GAAP financial measures, such as EBITDA and free cash flow, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of (i) EBITDA to net income, income from operations and net cash provided by operating activities and (ii) free cash flow to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer goods. For more information, visit the Company's web site at www.westlake.com.

Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's first quarter 2025 results will be held Friday, May 2nd, 2025 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, it is necessary to pre-register at https://register-conf.media-server.com/register/BIafd8f37a0176451597d9e389828418cf. Once registered, you will receive a phone number and unique PIN number.

A replay of the conference call will be available beginning two hours after its conclusion. The conference call and replay will be available via webcast at https://edge.media-server.com/mmc/p/8zwehx8s/.
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WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2025	2024

	(in millions of dollars, except per share data and share amounts)
Net sales	$2,846	$2,975
Cost of sales	2,614	2,509
Gross profit	232	466
Selling, general and administrative expenses	227	209
Amortization of intangibles	30	30
Restructuring, transaction and integration-related costs	7	4
Income (loss) from operations	(32)	223
Interest expense	(39)	(40)
Other income, net	37	50
Income (loss) before income taxes	(34)	233
Provision for income taxes	1	48
Net income (loss)	(35)	185
Net income attributable to noncontrolling interests	5	11
Net income (loss) attributable to Westlake Corporation	$(40)	$174
Earnings (loss) per common share attributable to Westlake Corporation:
Basic	$(0.31)	$1.35
Diluted	$(0.31)	$1.34
Weighted average common shares outstanding:
Basic	128,308,537	128,359,983
Diluted	128,308,537	129,020,370

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2025	December 31, 2024

	(in millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$2,297	$2,919
Available-for-sale securities	183	—
Accounts receivable, net	1,656	1,483
Inventories	1,781	1,697
Prepaid expenses and other current assets	104	115
Total current assets	6,021	6,214
Property, plant and equipment, net	8,674	8,633
Other assets, net	6,016	5,903
Total assets	$20,711	$20,750

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,285	$2,219
Long-term debt, net	4,588	4,556
Other liabilities	2,917	2,932
Total liabilities	9,790	9,707
Total Westlake Corporation stockholders' equity	10,410	10,527
Noncontrolling interests	511	516
Total equity	10,921	11,043
Total liabilities and equity	$20,711	$20,750

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2025	2024

	(in millions of dollars)
Cash flows from operating activities
Net income (loss)	$(35)	$185
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	283	273
Deferred income taxes	(1)	(22)
Net loss on disposition and others	12	11
Other balance sheet changes	(336)	(278)
Net cash provided by (used for) operating activities	(77)	169
Cash flows from investing activities
Additions to investments in unconsolidated subsidiaries	(6)	(1)
Additions to property, plant and equipment	(248)	(272)
Purchase of available-for-sale securities	(183)	—
Other, net	3	1
Net cash used for investing activities	(434)	(272)
Cash flows from financing activities
Distributions to noncontrolling interests	(10)	(10)
Dividends paid	(68)	(65)
Repurchase of common stock for treasury	(30)	—
Other, net	(7)	1
Net cash used for financing activities	(115)	(74)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	(18)
Net decrease in cash, cash equivalents and restricted cash	(622)	(195)
Cash, cash equivalents and restricted cash at beginning of period	2,935	3,319
Cash, cash equivalents and restricted cash at end of period	$2,313	$3,124

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2025	2024

	(in millions of dollars)
Net external sales
Housing and Infrastructure Products
Housing Products	$838	$879
Infrastructure Products	158	165
Total Housing and Infrastructure Products	996	1,044
Performance and Essential Materials
Performance Materials	1,056	1,164
Essential Materials	794	767
Total Performance and Essential Materials	1,850	1,931
Total reportable segments and consolidated	$2,846	$2,975

Income (loss) from operations
Housing and Infrastructure Products	$148	$210
Performance and Essential Materials	(163)	22
Total reportable segments	(15)	232
Corporate and other	(17)	(9)
Consolidated	$(32)	$223

Depreciation and amortization
Housing and Infrastructure Products	$53	$50
Performance and Essential Materials	227	220
Total reportable segments	280	270
Corporate and other	3	3
Consolidated	$283	$273

Other income, net
Housing and Infrastructure Products	$2	$4
Performance and Essential Materials	9	11
Total reportable segments	11	15
Corporate and other	26	35
Consolidated	$37	$50

WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME (LOSS), INCOME (LOSS) FROM OPERATIONS AND
NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2024	2025	2024

	(in millions of dollars, except percentages)
Net cash provided by (used for) operating activities	$434	$(77)	$169
Changes in operating assets and liabilities and other	(392)	41	(6)
Deferred income taxes	(23)	1	22
Net income (loss)	19	(35)	185
Less:
Other income, net	69	37	50
Interest expense	(39)	(39)	(40)
Provision for income taxes	(77)	(1)	(48)
Income (loss) from operations	66	(32)	223
Add:
Depreciation and amortization	281	283	273
Other income, net	69	37	50
EBITDA	$416	$288	$546
Net external sales	$2,843	$2,846	$2,975
Operating Income Margin	2%	(1)%	7%
EBITDA Margin	15%	10%	18%

WESTLAKE CORPORATION
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2024	2025	2024

	(in millions of dollars)
Net cash provided by (used for) operating activities	$434	$(77)	$169
Less:
Additions to property, plant and equipment	285	248	272
Free cash flow	$149	$(325)	$(103)

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WESTLAKE CORPORATION

RECONCILIATION OF HIP SEGMENT EBITDA TO INCOME FROM OPERATIONS
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2024	2025	2024

	(in millions of dollars, except percentages)
Housing and Infrastructure Products Segment
Income from operations	$129	$148	$210
Add:
Depreciation and amortization	56	53	50
Other income, net	3	2	4
EBITDA	$188	$203	$264
Net external sales	$981	$996	$1,044
Operating Income Margin	13%	15%	20%
EBITDA Margin	19%	20%	25%

WESTLAKE CORPORATION
RECONCILIATION OF PEM SEGMENT EBITDA TO INCOME (LOSS) FROM OPERATIONS
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2024	2025	2024

	(in millions of dollars, except percentages)
Performance and Essential Materials Segment
Income (loss) from operations	$(41)	$(163)	$22
Add:
Depreciation and amortization	223	227	220
Other income, net	38	9	11
EBITDA	$220	$73	$253
Net external sales	$1,862	$1,850	$1,931
Operating Income Margin	(2)%	(9)%	1%
EBITDA Margin	12%	4%	13%

WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
PRODUCT SALES PRICE AND VOLUME VARIANCE BY OPERATING SEGMENTS
(Unaudited)

	First Quarter 2025 vs. First Quarter 2024		First Quarter 2025 vs. Fourth Quarter 2024
	Average Sales Price	Volume	Average Sales Price	Volume
Housing and Infrastructure Products	-3%	-2%	-2%	+4%
Performance and Essential Materials	-2%	-2%	—%	-1%
Company	-2%	-2%	-1%	+1%